EXHIBIT 10.6

CATALINA MARKETING CORPORATION

AMENDED AND RESTATED 1999 STOCK AWARD PLAN

1. PURPOSE.

The Plan is intended to provide incentives to key Employees, directors and consultants of the Corporation and its Subsidiaries, to encourage proprietary interest in the Corporation, and to attract new Employees, directors and consultants with outstanding qualifications through providing select current and prospective key Employees, directors and consultants of the Corporation and its Subsidiaries with the opportunity to acquire Shares.

2. DEFINITIONS.

Whenever the following terms are used in this Plan, they shall have the meaning specified below unless the context clearly indicates otherwise.

(a)	“Act” shall mean the Securities Act of 1933, as amended.

(b)	“Administrator” shall mean the Board or the Committee, whichever shall be administering the Plan from time to time in the discretion of the Board, as described in Section 4 of the Plan.

(c)	“Award” shall mean any award made pursuant to this Plan, including Options, Share Appreciation Rights, Restricted Shares, RSUs, and Performance Units.

(d)	“Award Agreement” shall mean any written document setting forth the terms and conditions of an Award, as prescribed by the Administrator.

(e)	“Board” shall mean the Board of Directors of the Corporation.

(f)	“Cause” in respect of a Participant shall mean dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, conviction or confession of a crime punishable by law (except misdemeanor violations), or engaging in practices contrary to stock “insider trading” policies of the Corporation, by such Participant, in each case as determined by the Administrator, with such determination to be conclusive and binding on such affected Participant and all other persons.

(g)

“Change of Control” shall mean the occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire without the happening or failure to happen of a material condition or contingency, other than the passage of time) of more than 50% of the aggregate outstanding voting power of capital stock of the Corporation in respect of the general power to elect directors; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with individuals elected to the Board with the approval of at least 66 2/3% of the directors of the Corporation then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; and (iii) (A) the Corporation consolidates with or merges into another entity or sells all or substantially all of its assets to any individual or entity, or (B) any corporation consolidates with or merges into the Corporation, which in either event (A) or (B) is pursuant to a transaction in which the holders of the Corporation’s voting capital stock in respect of the general power to elect directors immediately prior to such transaction do not own, immediately following such transaction, at least a majority of the voting capital stock in respect of the general power to elect directors of the surviving corporation or the person or entity which owns the assets so sold.

(h)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(i)	“Committee” shall mean the committee appointed by the Board in accordance with Section 4 of the Plan.

(j)	“Common Stock” shall mean the Common Stock, par value $.01 per share, of the Corporation.

(k)	“Corporation” shall mean Catalina Marketing Corporation, a Delaware corporation, or any successor hereunder.

(l)	“Disability” shall mean the condition of a Participant who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The determination of whether a Participant is disabled shall be made in the Administrator’s sole discretion.

(m)	“Employee” shall mean an individual who is employed (within the meaning of Section 3401 of the Code and the regulations thereunder) by the Corporation or a Subsidiary.

(n)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o)	“Exercise Price” shall mean the price per Share of Common Stock, determined by the Administrator, at which an Option or Share Appreciation Right may be exercised.

(p)	“Fair Market Value” shall mean the value of one (1) Share of Common Stock, determined as follows, without regard to any restriction other than a restriction which, by its terms, will never lapse:

(1)	If the Shares are traded on a nationally recognized exchange or the National Market System (the “NMS”) of the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), the closing price as reported for composite transactions on the date of valuation or, if no sales occurred on that date, then the average of the highest bid and lowest ask prices on such exchange or the NMS at the end of the day on such date;

(2)	If the Shares are not traded on an exchange or the NMS but are otherwise traded over-the-counter, the average of the highest bid and lowest asked prices quoted in the NASDAQ system as of the close of business on the date of valuation, or, if on such day such security is not quoted in the NASDAQ system, the average of the representative bid and asked prices on such date in the domestic over-the-counter market as reported by the National Quotation Bureau, Inc., or any similar successor organization; and

(3)	If neither (1) nor (2) applies, the fair market value as determined by the Administrator in good faith. Such determination shall be conclusive and binding on all persons.

(q)	“Good Reason” in respect of a Participant shall mean the occurrence of any of the following events or conditions following a Change of Control:

(1)	A change in the Participant’s status, title, position or responsibilities (including reporting responsibilities) that represents a substantial reduction of the status, title, position or responsibilities in respect of the Corporation’s business as in effect immediately prior thereto; the assignment to the Participant of substantial duties or responsibilities that are inconsistent with such status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect the Participant to any of such positions, except in connection with the termination of the Participant’s service for Cause, for Disability or as a result of his or her death, or by the Participant other than for Good Reason;

(2)	A reduction in the Participant’s annual base salary;

(3)	The Corporation’s requiring the Participant (without the Participant’s consent) to be based at any place outside a 35-mile radius of his or her place of employment immediately prior to a Change of Control, except for reasonably required travel on the Corporation’s business that is not materially greater than such travel requirements prior to such Change of Control;

(4)	The Corporation’s failure to (i) continue in effect any material compensation or benefit plan (or a reasonable replacement therefor) in which the Participant was participating immediately prior to a Change of Control, including, but not limited to the Plan, or (ii) provide the Participant with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program and practice as in effect immediately prior to a Change of Control (or as in effect following the Change of Control, if greater); or

(5)	Any material breach by the Corporation of any provision of the Plan.

(r)	“Incentive Stock Option” shall mean an option described in Section 422(b) of the Code.

(s)	“Non-Employee Director” shall have the meaning assigned to this phrase in Rule 16b-3 of the Securities and Exchange Commission adopted under the Exchange Act.

(t)	“Nonstatutory Stock Option” shall mean an option not described in Section 422(b) or 423(b) of the Code.

(u)	“Option” shall mean any stock option granted pursuant to the Plan.

(v)	“Option Profit” shall mean the amount (not less than zero) by which the Fair Market Value of a share of Common Stock subject to a Nonstatutory Stock Option on the date of a Participant’s exercise of a Nonstatutory Stock Option exceeds the exercise price of such Nonstatutory Stock Option.

(w)	“Participant” shall mean any person who receives an Award pursuant to Sections 5(a), 8(a), 9(a) or 9(b) hereof.

(x)	“Performance Units” shall mean Awards granted pursuant to Section 9(a) or 9(b) hereof.

(y)	“Plan” shall mean this Catalina Marketing Corporation Amended and Restated 1999 Stock Award Plan, as it may be amended from time to time.

(z)	“Purchase Price” shall mean the Exercise Price times the number of Shares with respect to which an Option is exercised.

(aa)	“Restricted Shares” shall mean Shares awarded pursuant to Section 8 of this Plan.

(bb)	“RSUs” shall mean units granted pursuant to Section 8 of this Plan.

(cc)	“Retirement” shall mean the voluntary cessation of employment by an Employee at such time as may be specified in the then current personnel policies of the Corporation, in the sole discretion of the Administrator or, in lieu thereof, upon the attainment of age sixty-five (65) and the completion of not less than twenty (20) years of service with the Corporation or a Subsidiary.

(dd)	“Share” shall mean one (1) share of Common Stock, adjusted in accordance with Section 11 of the Plan (if applicable).

(ee)	“Share Appreciation Right” or “SAR” means Awards granted pursuant to Section 10 of the Plan.

(ff)	“Subsidiary” shall mean any subsidiary corporation as defined in Section 424(f) of the Code, and shall include any entity as to which the Corporation directly or indirectly owns more than a forty percent (40%) interest.

3. EFFECTIVE DATE.

The Plan was adopted by the Board effective April 29, 1999, and received the approval of the Corporation’s stockholders on July 20, 1999. The Board subsequently amended the Plan on April 26, 2001, April 25, 2002 and July 22, 2004, subject to stockholder approval that such amendments received on July 26, 2001, July 25, 2002 and August 19, 2004, respectively. The Board approved a restatement of the Plan, which incorporated certain amendments, effective April 14, 2006, and the Board approved further amendments to the Plan on June 22, 2006, subject to stockholder approval, which was received on August 10, 2006.

4. ADMINISTRATION.

The Plan shall be administered, in the discretion of the Board from time to time, by the Board or by the Committee. The Committee shall be appointed by the Board and shall consist of not less than three (3) members of the Board. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Board shall appoint one of the members of the Committee as Chairman. The Administrator shall hold meetings at such times and places as it may determine. Acts of a majority of the Administrator at which a quorum is present, or acts reduced to or approved in writing by a unanimous consent of the members of the Administrator, shall be the valid acts of the Administrator.

The Administrator shall from time to time at its discretion select the Participants who are to be granted Awards, determine the form of Award Agreements, determine the number of Shares to be subject to Awards to be granted to each Participant, designate an Award of Options as Incentive Stock Options or Nonstatutory Stock Options and determine to what extent the Award shall be transferable. The interpretation and construction by the Administrator of any provisions of the Plan or of any Award granted thereunder shall be final. No member of the Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted thereunder.

So long as the Common Stock is registered under Section 12 of the Exchange Act, then notwithstanding the first or second sentences of the immediately preceding paragraph, selection of officers and directors for participation and decisions concerning the timing, pricing and amount of an Award shall be made solely by the Board, or by the Committee, each of the members of which shall be a Non-Employee Director. If the Committee grants an Award to a person subject to Code Section 162(m), each member of the Committee shall be an “outside director” within the meaning of that section.

5. PARTICIPATION.

(a)	Eligibility.

The Participants shall be such Employees (who may be officers, whether or not they are directors) and directors of or consultants to the Corporation or a Subsidiary (whether or not they are Employees) as the Administrator may select subject to the terms and conditions of Section 5(b) below; provided that directors or consultants who are not also Employees shall not be eligible to receive Incentive Stock Options.

(b)	Ten-Percent Stockholders.

A Participant who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Corporation, its parent or any of its Subsidiaries shall not be eligible to receive an Incentive Stock Option unless (i) the Exercise Price of the Shares subject to such Option is at least one hundred ten percent (110%) of the Fair Market Value of such Shares on the date of grant and (ii) in the case of an Incentive Stock Option, such Option by its terms is not exercisable after the expiration of five (5) years from the date of grant.

(c)	Stock Ownership.

For purposes of Section 5(b) above, in determining stock ownership, a Participant shall be considered as owning the stock owned, directly or indirectly, by or for his or her brothers and sisters (by whole or half blood), spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries. Stock with respect to which such Participant holds an Option or any other option if (as of the time the Option or such other option is granted) the terms of such Option or other option provide that it will not be treated as an Incentive Stock Option, shall not be counted.

(d)	Outstanding Stock

For purposes of Section 5(b) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant of the Option to the Participant . “Outstanding stock” shall not include shares authorized for issuance under outstanding Options held by the Participant or by any other person.

6. STOCK.

The stock subject to Awards granted under the Plan shall be Shares of the Corporation’s authorized but unissued or reacquired Common Stock. The aggregate number of Shares as to which Awards may be granted shall not exceed twelve million nine hundred thousand (12,900,000) (reflecting adjustment for the three-for-one stock split that occurred in 2000 and the amendments increasing the number of Shares available for issuance under the Plan in 2001, 2002 and 2006). The number of Shares subject to Awards outstanding at any time shall not exceed the number of Shares remaining available for issuance under the Plan. In the event that any outstanding Award for any reason expires or is forfeited or terminated, or Shares are reacquired by the Corporation pursuant to the terms of an Award Agreement, the Shares allocable to the Award or the Shares so reacquired may again be made subject to an Award. In addition, shares of Common Stock that the Company retains from otherwise delivering pursuant to an Award either (i) as payment of the exercise price of an Award (such as in the case of an Option or an SAR), or (ii) in order to satisfy withholding or employment taxes due upon the grant, exercise, vesting or distribution of an Award, shall again be available for additional Awards. Notwithstanding anything herein to the contrary, during the term of the Plan no Person shall receive Awards under the Plan relating to in excess of 1,800,000 Shares (reflecting adjustment for the three-for-one stock split that occurred in 2000). The limitations established by this Section 6 shall be subject to adjustment in the manner provided in Section 11 hereof upon the occurrence of an event specified therein.

7. TERMS AND CONDITIONS OF OPTIONS.

(a)	Award Agreements.

Options shall be evidenced by written Award Agreements in such form as the Administrator shall from time to time determine. Such agreements need not be identical but shall comply with and be subject to the terms and conditions set forth below. No Option shall be effective until the applicable Award Agreement is executed by both parties thereto.

(b)	Participant’s Undertaking.

Each Participant shall agree to remain in the employ or service of the Corporation or a Subsidiary and to render services for a period as shall be determined by the Administrator, from the date of the granting of the Option, but such agreement shall not impose upon the Corporation or its Subsidiaries any obligation to retain the Participant in their employ or service for any period.

(c)	Number of Shares.

Each Option shall state the number of Shares to which it pertains and shall provide for the adjustment thereof in accordance with the provisions of Section 12 hereof.

(d)	Exercise Price.

Each Option shall state the Exercise Price. The Exercise Price shall not be less than the Fair Market Value on the date of grant and, in the case of an Incentive Stock Option granted to a Participant described in Section 5(b) hereof, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date of grant.

(e)	Medium and Time of Payment.

The Purchase Price shall be payable in full in United States dollars upon the exercise of the Option; provided, however, that if the applicable Award Agreement so provides, or the Administrator, in its sole discretion otherwise approves therefor, the Purchase Price may be paid by the surrender of Shares in good form for transfer, owned by the person exercising the Option for at least six months (subject to the Administrator’s discretion to waive this six-month requirement) and having a Fair Market Value on the date of exercise equal to the Purchase Price, or in any combination of cash and Shares, as long as the sum of the cash so paid and the Fair Market Value of the Shares so surrendered equals the Purchase Price.

Payment of any tax withholding requirements may be made, in the discretion of the Administrator, (i) in cash, (ii) by delivery of Shares registered in the name of the Participant, or by the Corporation not issuing such number of Shares subject to the Option, having a Fair Market Value at the time of exercise equal to the amount to be withheld or (iii) any combination of (i) and (ii) above. If the Corporation is required to register under Section 207.3 of Regulation G of the Board of Governors of the Federal Reserve System (Title 12 Code of Federal Regulations Part 207), then so long as such registration is in effect, the credit extended by the Corporation to a Participant for the purpose of paying the Purchase Price shall conform to the requirements of such Regulation G.

Upon a duly made deferral election by a Participant eligible to participate under the Corporation’s Deferred Compensation Plan, Shares otherwise issuable to the Participant upon the exercise of a Nonstatutory Stock Option and payment of the Purchase Price by the surrender of Shares (or by the payment of cash if an Award Agreement so provides or if the Administrator exercises its discretion to accept cash) in accordance with the first paragraph of this Section 7(e), will not be delivered to the Participant. In lieu of delivery of such Shares, the Common Stock Account (as defined in the Corporation’s Deferred Compensation Plan) of the Participant maintained pursuant to the Corporation’s Deferred Compensation Plan shall be credited with a number of stock units having a value, calculated pursuant to such plan, equal to the Option Profit associated with the exercised Nonstatutory Stock Option. Such deferral of Option Profit under the Corporation’s Deferred Compensation Plan is available to Participants only if the Shares surrendered in payment of the Purchase Price upon the exercise of a Nonstatutory Stock Option have been held by the Participant for at least six months (or by the payment of cash if an Award Agreement so provides or if the Administrator exercises its discretion to accept cash).

(f)	Term of Options.

Each Option shall state the time or times when all or part thereof becomes exercisable. No Option shall be exercisable after the expiration of ten (10) years (or less, in the discretion of the Administrator) from the date it was granted, and no Incentive Stock Option granted to a Participant described in Section 5(b) hereof shall be exercisable after the expiration of five (5) years (or less, in the discretion of the Administrator) from the date it was granted.

(g)	Cessation of Service (Except by Death, Disability or Retirement).

Except as otherwise provided in this Section 7, an Option may only be exercised by Participants who have remained continuously in service as an Employee, director or consultant with the

Corporation or any Subsidiary since the date of grant of the Option. If a Participant ceases to be an Employee, director or consultant for any reason other than his or her death, Disability or Retirement, such Participant shall have the right, subject to the restrictions referred to in Section 7(f) above, to exercise the Option at any time within three (3) months (or such shorter period as the Administrator may determine) after cessation of service, but, except as otherwise provided in the applicable Award Agreement, only to the extent that, at the date of cessation of service, the Participant’s right to exercise such Option had accrued pursuant to the terms of the applicable Award Agreement and had not previously been exercised. The foregoing notwithstanding, an Award Agreement may, in the sole discretion of the Administrator, but need not, provide that the Option shall cease to be exercisable on the date of such cessation of service if such cessation arises by reason of termination for Cause or if the Participant following cessation becomes an employee, director or consultant of a person or entity that the Administrator, in its sole discretion, determines is in direct competition with the Corporation or a Subsidiary.

For purposes of this Section 7(g) the service relationship shall be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence (to be determined in the sole discretion of the Administrator). The foregoing notwithstanding, service shall not be deemed to continue beyond the last day of the third (3rd) month after the Participant ceased active service, unless the Participant’s reemployment rights are guaranteed by statute or by contract.

(h)	Death of Participant.

If a Participant dies while a Participant, or after ceasing to be a Participant but during the period in which he or she could have exercised the Option under this Section 7, and has not fully exercised the Option, then the Option may be exercised in full, subject to the restrictions referred to in Section 7(f) above, at any time within twelve (12) months (or such shorter period as the Administrator may determine) after the Participant’s death by the executor or administrator of his or her estate or by any person or persons who have acquired the Option directly from the Participant by bequest or inheritance, but, except as otherwise provided in the applicable option agreement, only to the extent that, at the date or death, the Participant’s right to exercise such Option had accrued and had not been forfeited pursuant to the terms of the applicable Award Agreement and had not previously been exercised.

(i)	Disability of Participant.

If a Participant ceases to be an Employee, director or consultant by reason of Disability, such Participant shall have the right, subject to the restrictions referred to in Section 7(f) above, to exercise the Option at any time within twelve (12) months (or such shorter period as the Administrator may determine) after such cessation of service, but, except as provided in the applicable Award Agreement, only to the extent that, at the date of such cessation of service, the Participant’s right to exercise such Option had accrued pursuant to the terms of the applicable Award Agreement and had not previously been exercised.

(j)	Retirement of Participant.

If a Participant ceases to be an Employee by reason of Retirement, such Participant shall have the right, subject to the restrictions referred to in Section 7(f) above, to exercise the Option at any time within three (3) months (or such longer or shorter period as the Administrator may determine) after cessation of employment, but only to the extent that, at the date of cessation of employment, the Participant’s right to exercise such Option had accrued pursuant to the terms of the applicable option agreement and had not previously been exercised.

(k)	Limitation on Incentive Stock Options

If the aggregate Fair Market Value (determined as of the date an Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year under this Plan and all other plans maintained by the Corporation, its parent or its Subsidiaries, exceeds $100,000, the Option shall be treated as a Nonstatutory Stock Option with respect to the stock having an aggregate Fair Market Value exceeding $100,000.

(l)	Other Provisions.

The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with the terms of the Plan (including, without limitation, restrictions upon the exercise of the Option or the transfer of Shares of stock following exercise of the Option) as the Administrator shall deem advisable.

8. RESTRICTED SHARE AND RSU AWARDS

(a)	Grants.

The Administrator shall have the discretion to grant Restricted Shares to Participants, as well as to grant units (“RSUs”) relating to Shares that are distributed in unrestricted form after they have been earned (i.e., when the criteria for earning such shares have been achieved). As promptly as practicable after a determination is made that an Award of Restricted Shares or RSUs is to be made, the Administrator shall notify the Participant in writing of the grant of the Award, the number of Shares covered by the Award, the terms upon which the Shares subject to the Award may be earned. The date on which the Administrator so notifies the Participant shall be considered the date of grant of the Restricted Shares or RSUs. The Administrator shall maintain records as to all grants of Restricted Shares and RSUs under the Plan.

(b)	Earning Shares.

Each Award Agreement for Restricted Shares or RSUs shall state the time or times, and the conditions or circumstances under which, all or part of the Restricted Shares, or Shares subject to RSUs, shall be earned and become nonforfeitable by a Participant.

(c)	Accrual of Dividends.

Unless otherwise provided in an Award Agreement, effective as of the record date for the payment thereof or, in lieu of such record date, effective on the date of payment, the Administrator shall credit to the Participant’s Restricted Share or RSU account under the Plan a number of Restricted Shares or RSUs having a Fair Market Value, on that date, equal to the sum of any cash and stock dividends paid on Restricted Shares held in (or Shares subject to RSUs credited to) the Participant’s account on such date. The Administrator shall hold each Participant’s Restricted Shares and Shares subject to RSUs until distribution is required pursuant to subsection (d) hereof.

(d)	Distribution Of Restricted Shares; Settlement of RSUs.

(1) Timing of Distributions; General Rule. Except as otherwise expressly stated in this Plan, the Administrator shall settle any Restricted Shares and any RSUs, including any attributable to accumulated cash or stock dividends thereon to the Participant or his or her beneficiary, as the case may be, as soon as practicable after they have been earned (i.e., when the criteria for earning such shares have been achieved). No fractional shares shall be distributed.

(2) Form of Distribution. The Administrator shall distribute all Shares, together with any Shares representing dividends, in the form of Common Stock. One Share shall be given for each Restricted Share or RSU earned.

(e)	Deferral Elections.

Upon a duly made deferral election by a Participant eligible to participate under the Corporation’s Deferred Compensation Plan, Shares otherwise issuable to the Participant upon the vesting of a Restricted Share Award or RSU hereunder (or Performance Unit Award pursuant to Section 9 hereof) will not be delivered to the Participant. In lieu of delivery of such Shares, the Common Stock Account (as defined in the Corporation’s Deferred Compensation Plan) of the Participant maintained pursuant to the Corporation’s Deferred Compensation Plan shall be credited with a number of stock units having a value, calculated pursuant to such plan, equal to the Fair Market Value of the Restricted Shares or RSUs (or Performance Units) associated with the Participant’s deferral election.

9. PERFORMANCE UNITS

(a) Performance Units. A Performance Unit is an Award denominated in cash, the amount of which may be based on the achievement of specific goals with respect to Corporation, Subsidiary or individual performance over a specified period of time. The maximum amount of such compensation that may be paid to any one Participant with respect to any one Performance Period (hereinafter defined) shall be $3,400,000. Performance Units may be settled in Shares (based on their Fair Market Value at the time of settlement, unless an Award Agreement provides otherwise) or cash or both, and may be awarded by the Administrator to Employees, directors or consultants to the Corporation or its Subsidiaries.

(b) Performance Compensation Awards.

(1) The Administrator may, at the time of grant of a Performance Unit or Restricted Share Award, designate such Award as a “Performance Compensation Award” in order that such Award constitutes qualified performance-based compensation under Code Section 162(m), in which event the Administrator shall have the power to grant such Awards upon terms and conditions that qualify such awards as “qualified performance-based compensation” within the meaning of Code Section 162(m). With respect to each such Performance Compensation Award, the Administrator shall establish, in writing, a Performance Period, Performance Measure(s) (hereinafter defined), and Performance Formula(s) (hereinafter defined). Once established for a Performance Period, such items shall not be amended or otherwise modified to the extent such amendment or modification would cause the compensation payable pursuant to the Award to fail to constitute qualified performance-based compensation under Code Section 162(m).

(2) A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that the Performance Measure(s) for such Award are achieved and the Performance Formula as applied against such Performance Measure(s) determines that all or some portion of such Participant’s Award has been earned for the Performance Period. As soon as practicable after the close of each Performance Period, the Administrator shall review and certify in writing whether, and to what extent, the Performance Measure(s) for the Performance Period have been achieved and, if so, determine and certify in writing the amount of the Performance Compensation Award to be paid to the Participant and, in so doing, may use negative discretion to decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance. The maximum Performance Compensation Award for any one Participant for any one Performance Period shall be 130,000 performance Restricted Shares (or RSUs) or $3,400,000.

(c) Definitions.

(1) “Performance Formula” means, for a Performance Period, one or more objective formulas or standards established by the Administrator for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained or to be attained with respect to one or more Performance Measure(s). Performance Formulas may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

(2) “Performance Measure” means one or more of the following selected by the Administrator to measure Corporation, Subsidiary and/or business unit performance for a Performance Period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index): basic or diluted earnings per share; sales or revenue; earnings before interest and taxes (in total or on a per share basis); net income; returns on equity, assets, capital, revenue or similar measure; economic value added; working capital; total shareholder return; and product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions, sales of assets or subsidiaries. Each such measure shall be to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Corporation (or such other standard applied by the Administrator) and, if so determined by the Administrator, and in the case of a Performance Compensation Award, to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

(3) “Performance Period” means one or more periods of time (of not less than one fiscal year of the Corporation), as the Administrator may designate, over which the attainment of one or more Performance Measure(s) will be measured for the purpose of determining a Participant’s rights in respect of an Award.

10. SHARE APPRECIATION RIGHTS (SARs)

(a) Grants. The Administrator may in its discretion grant Share Appreciation Rights to any Eligible Person, in any of the following forms:

(1) SARs related to Options. The Administrator may grant SARs either concurrently with the grant of an Option or with respect to an outstanding Option, in which case the SAR shall extend to all or a portion of the Shares covered by the related Option. An SAR shall entitle the Participant who holds the related Option, upon exercise of the SAR and surrender of the related Option, or portion thereof, to the extent the SAR and related Option each were previously unexercised, to receive payment of an amount determined pursuant to Section 10(e) below. Any SAR granted in connection with an ISO will contain such terms as may be required to comply with the provisions of Section 422 of the Code and the regulations promulgated thereunder.

(2) SARs Independent of Options. The Administrator may grant SARs which are independent of any Option subject to such conditions that may be based on the achievement of specific goals with respect to the Corporation, a Subsidiary or individual performance over a specified period of time as the Administrator may in its discretion determine, which conditions will be set forth in the applicable Award Agreement.

(3) Limited SARs. The Administrator may grant SARs exercisable only upon or in respect of a Change in Control or any other specified event, including those that are performance-based, and such limited SARs may relate to or operate in tandem or combination with or substitution for Options or other SARs, or on a stand-alone basis, and may be payable in cash or Shares based on the spread between the exercise price of the SAR, and (A) a price based upon or equal to the Fair Market Value of the Shares during a specified period, at a specified time within a specified period before, after or including the date of such event, or (B) a price related to consideration payable to Company’s stockholders generally in connection with the event.

(b) Exercise Price. The per Share exercise price of an SAR shall be determined in the sole discretion of the Administrator, shall be set forth in the applicable Award Agreement, and shall be no less than 100% of the Fair Market Value of one Share. The exercise price of an SAR related to an Option shall be the same as the exercise price of the related Option. The exercise price of an SAR shall be subject to the special rules on pricing contained in Sections 5(b) and 7(d) hereof.

(c) Exercise of SARs. Unless the Award Agreement otherwise provides, an SAR related to an Option will be exercisable at such time or times, and to the extent, that the related Option will be exercisable; provided that the Award Agreement shall not, without the approval of the stockholders of the Company, provide for a vesting period for the exercise of the SAR that is more favorable to the Participant than the exercise period for the related Option. An SAR may not have a term exceeding ten years from its Grant Date. An SAR granted independently of any other Award will be exercisable pursuant to the terms of the Award Agreement, but shall not, without the approval of the stockholders of the Company, provide for a vesting period for the exercise of the SAR that is more favorable to the Participant than the exercise period for the related Option. Whether an SAR is related to an Option or is granted independently, the SAR may only be exercised when the Fair Market Value of the Shares underlying the SAR exceeds the exercise price of the SAR.

(d) Effect on Available Shares. To the extent than an SAR is exercised, only the actual number of delivered shares (if any) will be charged against the maximum number of shares that may be delivered pursuant to Awards under this Plan. The number of shares subject to the SAR and any related Option of the Participant will, however, be reduced by the number of underlying shares as to which the exercise relates, unless the Award Agreement otherwise provides.

(e) Payment. Upon exercise of an SAR related to an Option and the attendant surrender of an exercisable portion of any related Award, the Participant will be entitled to receive payment of an amount determined by multiplying –

(1) the excess of the Fair Market Value of a Share on the date of exercise of the SAR over the exercise price per Share of the SAR, by

(2) the number of Shares with respect to which the SAR has been exercised.

Notwithstanding the foregoing, an SAR granted independently of an Option (i) may limit the amount payable to the Participant to a percentage, specified in the Award Agreement but not exceeding one-hundred percent (100%), of the amount determined pursuant to the preceding sentence, and (ii) shall be subject to any payment or other restrictions that the Administrator may at any time impose in its discretion, including restrictions intended to conform the SARs with Section 409A of the Code.

(f) Form and Terms of Payment. Subject to Applicable Law, the Administrator may, in its sole discretion, settle the amount determined under Section 10(e) above solely in cash, solely in Shares (valued at their Fair Market Value on the date of exercise of the SAR), or partly in cash and partly in

Shares. In any event, cash shall be paid in lieu of fractional Shares. Absent a contrary determination by the Administrator, all SARs shall be settled in Shares as soon as practicable after exercise. Notwithstanding the foregoing, the Administrator may, in an Award Agreement, determine the maximum amount of cash or Shares or combination thereof that may be delivered upon exercise of an SAR.

(g) Termination of Employment or Consulting Relationship. The Administrator shall establish and set forth in the applicable Award Agreement the terms and conditions on which an SAR shall remain exercisable, if at all, following termination of a Participant’s Continuous Service. The provisions of Section 7(g) above shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an SAR shall terminate when there is a termination of a Participant’s Continuous Service.

11. TERM OF PLAN.

Awards may be granted pursuant to the Plan until the expiration of the Plan on April 29, 2009.

12. RECAPITALIZATIONS; CHANGE OF CONTROL.

(a)	Adjustments in Respect of Recapitalizations.

The number of Shares covered by the Plan as provided in Section 6 hereof, the number of Shares covered by each outstanding Award and the Exercise Price of Options shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or a stock split or the payment of a stock dividend (but only of Common Stock) or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Corporation.

If the Corporation shall merge with another corporation and the Corporation is the surviving corporation in such merger and under the terms of such merger the shares of Common Stock outstanding immediately prior to the merger remain outstanding and unchanged, each outstanding Award shall continue to apply to the Shares subject thereto and shall also pertain and apply to any additional securities and other property, if any, to which a holder of the number of Shares subject to the Award would have been entitled as a result of the merger. If the Corporation sells all, or substantially all, of its assets, or the Corporation merges (other than a merger of the type described in the immediately preceding sentence) or consolidates with another corporation, this Plan and each Award shall terminate; provided that in such event (i) each Participant to whom no replacement Award has been tendered by the surviving or acquiring corporation (or the parent corporation of the surviving or acquiring corporation) in accordance with all of the terms of clause (ii) or (iii) immediately below, shall receive immediately before the effective date of such sale, merger or consolidation, unrestricted Shares equal to the number of Restricted Shares (or Shares subject to RSUs) and the value of any Performance Units to which the Participant is then entitled (regardless of any vesting condition), and shall have the right, for a period of at least thirty days, until five days before the effective date of such sale, merger or consolidation, to exercise, in whole or in part (in the discretion of the Participant), any unexpired Option or Options or SARS issued to him or her, without regard to the installment or vesting provisions of any Award Agreement, or (ii) in its sole and absolute discretion, the surviving or acquiring corporation (or the parent corporation of the surviving or acquiring corporation) may, but shall not be obligated to, (I) tender to all Participants with then Restricted Shares or RSUs, an award of restricted shares (or RSUs, as the case may be) of the surviving or acquiring corporation (or the parent corporation of the surviving or acquiring corporation), tender to all Participants with then Performance Units, an award of performance units of the surviving or acquiring corporation (or the parent corporation of the surviving or acquiring corporation), and tender to Participants with outstanding Options or SARS under the Plan an option or options to purchase shares of the surviving or acquiring corporation (or of the parent corporation of the surviving or acquiring corporation), in which each new award or awards contain such terms and provisions as shall be required substantially to preserve the rights and benefits of all Awards then held by such Participants or, (II) permit Participants to receive unrestricted Shares with respect to any Restricted Shares or Shares subject to RSUs (regardless of any vesting condition) immediately before the effective date of the transaction, permit Participants to receive cash with respect to value of any Performance Units (regardless of any vesting condition) immediately before the effective date of the transaction, honor deferral elections that Participants make pursuant to Section 8(e), and grant the choice to all Participants with then outstanding Options or SARS of (A) exercising the Options or SAR in full as described in clause (i) above or (B) receiving a replacement Option as set forth in clause (ii)(I). A dissolution or liquidation of the Corporation, other than a dissolution or liquidation immediately following a sale of all or substantially all of the assets of the Corporation, which shall be governed by the immediately preceding sentence, shall cause each Award to terminate. In the event a Participant receives any unrestricted Shares in satisfaction of Restricted Shares or RSUs, any payment in satisfaction of Performance Units, or exercises any unexpired Option or Options or SAR prior to the effectiveness of a sale of all or substantially all of the Corporation’s assets or a merger or consolidation of the Corporation with another corporation in accordance with clause (i) of this Section 12, such receipt of unrestricted Shares, such payment, or exercise of any Option or Options or SAR shall be subject to the consummation of such sale, merger or consolidation. If such sale, merger or consolidation is not consummated, any otherwise unearned Restricted Shares or Shares subject to RSUs shall be deemed not to have been distributed to the Participant, any payment made to satisfy Performance Units shall be returned to the Corporation, and any otherwise unexpired Option or Options or SAR shall be deemed to have not been exercised, and the Participant and the Corporation shall take all steps necessary to achieve this effect including, without limitation, the Participant delivering to the Corporation the stock certificate representing the Shares issued with respect to Restricted Shares or RSUs, the return to the Corporation of any payments made to the Participant, or upon the exercise of the Option or SAR, endorsed in favor of the Corporation, and the Corporation returning to the Participant the consideration representing the Exercise Price paid by the Participant upon the exercise of the Option or SAR.

To the extent that the foregoing adjustments relate to securities of the Corporation, such adjustments shall be made by the Administrator, whose determination shall be conclusive and binding on all persons.

Except as expressly provided in this Section 12, the Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another corporation, and any issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option or the number or type of Shares subject to an Award of Restricted Shares or RSUs.

The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

(b)	Acceleration under Certain Circumstances Following a Change of Control.

Notwithstanding any other provision of the Plan to the contrary and except as otherwise expressly provided in the applicable Award Agreement, the restrictions relating to any Restricted Shares or Shares subject to RSUs, the vesting of any Performance Units, the vesting or similar installment provisions relating to the exercisability of any Option or SAR, and the restrictions, vesting or installment provisions relating to any replacement award tendered to a Participant pursuant to or as a result of, or relating to, a transaction described in the second paragraph of Section 12(a) hereof shall be waived or accelerated, as the case may be, and the Participant shall receive unrestricted Shares with respect to any Restricted Shares or RSUs, a payment with respect to the value of any Performance Units, or a similar replacement award, and shall have the right, for a period of at least thirty days, to exercise such an Option or SAR or replacement option in the event the Participant’s employment with or services for the Corporation should terminate within two years following a Change of Control, unless such employment or services are terminated by the Corporation for Cause or by the Participant voluntarily without Good Reason, or such employment or services are terminated due to the death or Disability of the Participant. Notwithstanding the foregoing, no Incentive Stock Option shall become exercisable pursuant to the foregoing without the Participant’s consent, if the result would be to cause such option not to be treated as an Incentive Stock Option.

13. RIGHTS AS A STOCKHOLDER; NONTRANSFERABILITY.

(a) A Participant or a transferee of an Award shall have no rights as a stockholder with respect to any Shares covered by such Award until the date of the issuance of a stock certificate to such Participant or transferee for such Shares. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 8(c) or Section 11 hereof.

(b) Awards are nontransferable except as provided in this paragraph and as the Administrator may otherwise provide. Awards may be transferred by will or by the laws of descent and distribution. Unless otherwise provided in an Award Agreement, a Participant may give an Award that is not an Incentive Stock Option to an immediate family member, to a partnership or trust solely benefiting the Participant or immediate family members, or to an inter vivos trust or testamentary trust from which the Award (or the Award proceeds) will be transferred after the Participant’s death. An immediate family member is a Participant’s natural or adopted child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law. A transfer shall not relieve a Participant from his or her obligations under this Plan or the applicable Award Agreement with respect to the transferred Award or Award proceeds.

14. AGREEMENT BY PARTICIPANT REGARDING WITHHOLDING TAXES

(a) No later than the date of exercise of any Option, the distribution of Shares to a Participant pursuant to a Restricted Share Award, or the payment of any Performance Units, the Participant shall pay to the Corporation or make arrangements satisfactory to the Administrator regarding payment of any federal, state or local taxes of any kind required by law to be withheld, and may satisfy minimum withholding consequences through the surrender of shares subject to the Award; and

(b) The Corporation shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to an Award.

15. SECURITIES LAW REQUIREMENTS.

(a)	Legality of Issuance.

No Shares shall be issued pursuant to any Award unless and until the Corporation has determined that:

1.	it and the Participant have taken all actions required to register the offer and sale of the Shares under the Act, or to perfect an exemption from the registration requirements thereof;

2.	any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and

3.	any other applicable provision of state or Federal law has been satisfied.

(b)	Restrictions on Transfer; Representations of Participant; Legends.

Regardless of whether the offering and sale of Shares under the Plan has been registered under the Act or has been registered or qualified under the securities laws of any state, the Corporation may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Corporation and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Act, the securities laws of any state or any other law. In the event that the sale of Shares under the Plan is not registered under the Act but an exemption is available which requires an investment representation or other representation, each Participant shall be required to represent that any Shares being acquired by the Participant are being acquired for investment, and not with a view to the sale or distribution thereof, and to make such other representations as are deemed necessary or appropriate by the Corporation and its counsel. Stock certificates evidencing Shares acquired under the Plan pursuant to an unregistered transaction shall bear the following restrictive legend (or similar legend in the discretion of the Administrator) and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM AND CONTENT TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.”

Any determination by the Corporation and its counsel in connection with any of the matters set forth in this Section 13 shall be conclusive and binding on all persons.

(c)	Registration or Qualification of Securities.

The Corporation may, but shall not be obligated to, register or qualify the sale of Shares under the Act or any other applicable law. The Corporation shall not be obligated to take any affirmative action in order to cause the sale of Shares under the Plan to comply with any law.

(d)	Exchange of Certificates.

If, in the opinion of the Corporation and its counsel, any legend placed on a stock certificate representing Shares sold under the Plan is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.

(e)	Other Jurisdictions.

To facilitate the making of any grant of an Award under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Corporation or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Corporation may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures of particular countries. Without limiting the foregoing, the Corporation is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Corporation may adopt sub-plans and establish escrow accounts and trusts as may be appropriate or applicable to particular locations and countries.

16. AMENDMENT OF THE PLAN; MODIFICATION OF AWARDS.

The Board may from time to time, with respect to any Shares at the time not subject to Awards, suspend or discontinue the Plan or revise or amend it in any respect whatsoever, except that, without the approval of the Corporation’s stockholders, no such revision or amendment shall:

(a) Increase the number of Shares which may be issued under the Plan;

(b) Change the designation in Section 5 hereof with respect to the classes of persons eligible to receive Options; or

(c) Modify the Plan such that it fails to meet the requirements of Rule 16b-3 of the Securities and Exchange Commission for the exemption of the acquisition, cancellation, expiration or surrender of Options from the operation of Section 16(b) of the Exchange Act.

Within the limitations of the Plan, the Administrator may modify any Award, accelerate the vesting of any Restricted Share Award or the rate at which an Option or SAR may be exercised, or extend or renew outstanding Options. The foregoing notwithstanding, no modification of an Award shall, without the consent of the Participant, alter or impair any rights or obligations under any Award previously granted.

17. APPLICATION OF FUNDS.

The proceeds received by the Corporation from the sale of Common Stock pursuant to the exercise of an Option will be used for general corporate purposes.

18. APPROVAL OF STOCKHOLDERS.

The adoption by the Board on June 22, 2006 of the increase by 3 million in the number of Shares as to which Awards may be granted under this Plan is subject to approval by the affirmative vote of the holders of a majority of the outstanding shares present and entitled to vote at the first annual meeting of stockholders of the Corporation following the adoption of such increase.

19. EXECUTION.

To record the adoption of this amendment and restatement of the Plan by the Board as of June 22, 2006, the Corporation has caused its authorized officers to affix the corporate name and seal hereto.

CATALINA MARKETING CORPORATION

By:	/s/ L. Dick Buell
L. Dick Buell, Chief Executive Officer

By:	/s/ Barry A. Brooks
Barry A. Brooks, Secretary

[Seal]